SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

              INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO
                         RULES 13d-1(b), (c) AND (d) AND
                      AMENDMENTS THERETO FILED PURSUANT TO
                     13d-2 UNDER THE SECURITIES EXCHANGE ACT
                           OF 1934 (Amendment No. 2)*

                                   FRED'S INC.
                                (Name of Issuer)

                       Class A Common Stock, no par value
                         (Title of Class of Securities)

                                    356108100
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [  ] Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [  ] Rule 13d-1(d)

-----------

          * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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Schedule 13G/A

CUSIP No. 356108100                                                PAGE 2 OF 8

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Prentice Capital Management, LP
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)[ ]
                                                               (b)[X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING          -----------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                     0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------


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Schedule 13G/A

CUSIP No. 356108100                                                PAGE 3 OF 8

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Michael Zimmerman
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)[ ]
                                                               (b)[X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States of America
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0 (See Item 4)
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING          -----------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                     0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------


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Schedule 13G/A

CUSIP No. 356108100                                                 PAGE 4 OF 8

ITEM 1(a).   NAME OF ISSUER:

             Fred's, Inc. (the "Company")

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             4300 New Getwell Rd.
             Memphis, Tennessee 38118

ITEM 2(a).   NAME OF PERSON FILING:

             This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                  (i) Prentice Capital Management, LP, a Delaware limited partnership ("Prentice Capital Management").

                  (ii) Michael Zimmerman, who is the Managing Member of (a) Prentice Management GP, LLC, the general partner of Prentice Capital Management and (b) Prentice Capital GP, LLC, the general partner of certain investment funds.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of Prentice Capital Management and Michael Zimmerman is 623 Fifth Avenue, 32nd Floor, New York, New York 10022.

ITEM 2(c).   CITIZENSHIP:

             Prentice Capital Management is a Delaware limited partnership. Michael Zimmerman is a United States citizen.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Class A Common Stock, par value $0.0001 per share

ITEM 2(e).  CUSIP NUMBER:

            356108100


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Schedule 13G/A

CUSIP No. 356108100                                                 PAGE 5 OF 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under Section 15 of the Act;

         (b) [ ] Bank as defined in Section 3(a)(6) of the
                 Act;

         (c) [ ] Insurance Company as defined in Section
                 3(a)(19) of the Act;

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

         (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see
                 Rule 13d-1(b)(1)(ii)(E);

         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] Parent Holding Company, in accordance with
                 Rule 13d-1(b)(ii)(G);

         (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

         (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]


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Schedule 13G/A

CUSIP No. 356108100                                                 PAGE 6 OF 8

ITEM 4.  OWNERSHIP.

         A.   Prentice Capital Management

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0

         B.   Michael Zimmerman

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0


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Schedule 13G/A

CUSIP No. 356108100                                                 PAGE 7 OF 8

                  (iv)  shared power to dispose or to direct the disposition: 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the Common Stock, check the following [X].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
           PERSON.

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
           HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

           Each of the Reporting Persons hereby makes the following certification:

           By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.


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Schedule 13G/A

CUSIP No. 356108100                                                 PAGE 8 OF 8

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.



DATED:  February 12, 2007            PRENTICE CAPITAL MANAGEMENT, LP

                                     /S/ MICHAEL WEISS
                                     -------------------------------
                                     Name:  Michael Weiss
                                     Title:  Chief Financial Officer

                                     MICHAEL ZIMMERMAN

                                     /S/  MICHAEL ZIMMERMAN
                                     -------------------------------
                                     Michael Zimmerman